Exhibit 21
SUBSIDIARIES OF SOLO CUP COMPANY
The following is a list of subsidiaries of Solo Cup Company, a Delaware corporation as of December 25, 2011.

Name or Organization	State or Country of Incorporation

SF Holdings Group, Inc.	Delaware

Solo Cup Operating Corporation	Delaware

Lily-Canada Holding Corporation	Delaware

Solo Cup Canada Inc.	Canada

Solo Cup Finance Limited	England and Wales

Solo Cup Owings Mills Holdings	Delaware

Solo Manufacturing LLC	Delaware

P.R. Solo Cup, Inc.	Illinois

S Credit Corporation	Illinois

Solo Cup (UK) Limited	England and Wales

Insulpak Holdings Limited	England and Wales

Solo Cup Europe Limited	England and Wales

Global Cup, S.A. de C.V.	Mexico

SC Management de Mexico, S. de R. L. de C.V.	Mexico

Solo Cup Mexico, S.A. de C.V.	Mexico

Solo Cup Panama, S.A.	Panama